Exhibit 99.1

Morgan Stanley Fourth Quarter and Full Year 2020 Earnings Results

Morgan Stanley Reports Fourth Quarter Net Revenues of $13.6 Billion, EPS of $1.81 and ROTCE of 17.7%; Record Full Year Net Revenues of $48.2 Billion, EPS of $6.46 and ROTCE of 15.2%
NEW YORK, January 20, 2021 – Morgan Stanley (NYSE: MS) today reported net revenues of $13.6 billion for the fourth quarter ended December 31, 2020 compared with $10.9 billion a year ago.  Net income applicable to Morgan Stanley was $3.4 billion, or $1.81 per diluted share,1 compared with $2.2 billion, or $1.30 per diluted share,1 for the same period a year ago. The comparisons of current year results to prior periods were impacted by the acquisition of E*TRADE Financial Corporation (“E*TRADE”), completed on October 2, 2020, reported in the Wealth Management segment.
Full year net revenues were a record $48.2 billion compared with $41.4 billion a year ago.  Net income applicable to Morgan Stanley for the current year was $11.0 billion, or $6.46 per diluted share,1 compared with $9.0 billion, or $5.19 per diluted share,1 a year ago.

James P. Gorman, Chairman and Chief Executive Officer, said, “The Firm produced a very strong quarter and record full-year results, with excellent performance across all three businesses and geographies.  I am extremely proud of how our employees came together to support each other and our communities and deliver for our clients in an incredibly challenging year. Our unique business model continues to serve us well as we further execute on our long-term strategy with the acquisitions of E*TRADE and Eaton Vance. We enter 2021 with significant momentum, and I am very confident in our competitive position and our opportunities for continued growth.”

Financial Summary[2,3]
Firm ($MM, except per share data)	4Q 2020	4Q 2019	FY 2020	FY 2019

Net revenues	$13,640	$10,857	$48,198	$41,419
Compensation expense	$5,450	$5,228	$20,854	$18,837
Non-compensation expenses	$3,760	$2,896	$12,926	$11,281
Pre-tax income[8]	$4,430	$2,733	$14,418	$11,301
Net income app. to MS	$3,385	$2,239	$10,996	$9,042
Expense efficiency ratio[6]	68%	75%	70%	73%
Earnings per diluted share	$1.81	$1.30	$6.46	$5.19
Book value per share	$51.13	$45.82	$51.13	$45.82
Tangible book value per share	$41.95	$40.01	$41.95	$40.01
Return on equity	14.7%	11.3%	13.1%	11.7%
Return on tangible equity[4]	17.7%	13.0%	15.2%	13.4%

Institutional Securities

Net revenues	$7,004	$5,054	$25,948	$20,386
Investment Banking	$2,302	$1,576	$7,204	$5,734
Sales & Trading	$4,220	$3,194	$18,792	$13,695

Wealth Management

Net revenues	$5,681	$4,582	$19,055	$17,737
Fee-based client assets ($Bn)[9]	$1,472	$1,267	$1,472	$1,267
Fee-based asset flows ($Bn)[10]	$24.1	$24.9	$77.4	$64.9
Net new assets ($Bn)[11]	$66.1	$27.1	$175.4	$97.8
Loans ($Bn)	$98.1	$80.1	$98.1	$80.1

Investment Management

Net revenues	$1,100	$1,356	$3,734	$3,763
AUM ($Bn)[12]	$781	$552	$781	$552
Long-term net flows ($Bn)[13]	$8.5	$6.7	$41.0	$15.4

Highlights

•	The Firm’s full year results reflect both record net revenues of $48 billion up 16% year over year and net income of $11 billion up 22%.

•	The Firm delivered full year ROTCE of 15.2% or 15.4% excluding the impact of integration-related expenses.[4,5]

•	The full year Firm expense efficiency ratio was 70% excluding the impact of integration-related expenses.[5,6]

•	Common Equity Tier 1 capital standardized ratio of 17.4%.

•
Institutional Securities delivered record full year net revenues of $25.9 billion. Fourth quarter net revenues were up 39% driven by continued strong client engagement in a constructive market environment.

•
Wealth Management delivered a full year pre-tax margin of 23.0% (24.2% excluding $231 million of integration-related expenses).[7]  Fourth quarter results reflect growth in client assets, increases in bank deposits and lending as well as strong transactional activity.

•	Strong Investment Management results reflect record asset management fees in both the quarter and full year driven by record AUM of $781 billion and record long-term net flows of $41 billion.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Sharon Yeshaya 212-761-1632

Fourth Quarter Results
Institutional Securities
Institutional Securities reported net revenues for the current quarter of $7.0 billion compared with $5.1 billion a year ago. Pre-tax income was $3.2 billion compared with $1.1 billion a year ago.8

Investment Banking revenues up 46% from a year ago:

•	Advisory revenues increased from a year ago driven by higher M&A completed transactions.

•	Equity underwriting revenues increased from a year ago driven by higher revenues on IPOs, blocks and follow-on offerings.

•	Fixed income underwriting revenues decreased from a year ago as lower volumes contributed to a decline in bond revenues, partially offset by higher event driven activity.

Sales and Trading net revenues up 32% from a year ago:

•
Equity sales and trading net revenues increased from a year ago reflecting strong performance across products and geographies driven by increased client activity, with particular strength in derivatives.

•
Fixed Income sales and trading net revenues increased from a year ago reflecting strong performance across businesses, benefitting from strong client engagement and market volatility, with notable strength in foreign exchange and credit products.

•	Other sales and trading net revenues increased from a year ago reflecting gains on investments associated with certain employee deferred compensation plans.

Investments and Other:

•
Other revenues increased from a year ago primarily driven by a reduction in the provision for credit losses on loans held for investment, mark-to-market gains on loans held for sale related to corporate lending activity and gains on the sale of a commodities related intangible asset.

Total Expenses:

•	Compensation expense decreased from a year ago driven by lower discretionary compensation, partially offset by increases in the fair value of deferred compensation plan referenced investments.

•
Non-compensation expenses increased from a year ago driven by higher volume related expenses, higher litigation expense, and an increase in the provision for credit losses on unfunded lending commitments.

($ millions)	4Q 2020	4Q 2019

Net Revenues	$7,004	$5,054

Investment Banking	$2,302	$1,576
Advisory	$827	$654
Equity underwriting	$1,000	$422
Fixed income underwriting	$475	$500

Sales and Trading	$4,220	$3,194
Equity	$2,498	$1,920
Fixed Income	$1,664	$1,273
Other	$58	$1

Investments and Other	$482	$284
Investments	$68	$68
Other	$414	$216

Total Expenses	$3,844	$3,929
Compensation	$1,575	$2,057
Non-compensation	$2,269	$1,872

Wealth Management
Wealth Management reported net revenues for the current quarter of $5.7 billion compared with $4.6 billion a year ago.  Pre-tax income of $1.1 billion8 in the current quarter resulted in a pre-tax margin of 18.8%7 or 22.9% excluding the impact of integration-related expenses.5  The comparisons of current year results to prior periods were impacted by the acquisition of E*TRADE.

($ millions)	4Q 2020	4Q 2019

Net Revenues	$5,681	$4,582

Net revenues up 24% from a year ago:

•	Asset management revenues increased from a year ago reflecting higher asset levels driven by market appreciation and strong fee-based flows.

•
Transactional revenues[14] increased 37% excluding the impact of mark-to-market gains on investments associated with certain employee deferred compensation plans.  Results reflect strong client activity in both the advisor-led and self-directed channels.

•
Net interest income (NII) increased from a year ago driven by incremental NII as a result of the E*TRADE acquisition as well as higher deposits and bank lending, partially offset by the impact of lower average rates.

Total Expenses:

•
Compensation expense increased from a year ago driven by incremental compensation as a result of the E*TRADE acquisition and integration-related expenses,[5] increases in the fair value of deferred compensation plan referenced investments, and higher compensable revenues.

•	Non-compensation expense increased from a year ago primarily driven by incremental operating and other expenses as a result of the E*TRADE acquisition and integration-related expenses.[5]
Asset management	$2,975	$2,655
Transactional[14]	$1,340	$829
Net interest	$1,207	$1,033
Other	$159	$65

Total Expenses	$4,611	$3,419
Compensation	$3,345	$2,590
Non-compensation	$1,266	$829

Investment Management
Investment Management reported net revenues of $1.1 billion compared with $1.4 billion a year ago.  Pre-tax income was $196 million compared with $447 million a year ago.8
Net revenues down 19% from a year ago:

•	Asset management revenues increased from a year ago driven by record AUM, reflecting strong investment performance and positive net flows.

•	Investments revenues decreased from a year ago due to significant gains reflected in the prior year quarter related to an investment’s initial public offering within an Asia private equity fund.

Total Expenses:

•	Compensation expense decreased from a year ago principally due to lower carried interest in the quarter.

•	Non-compensation expenses increased from a year ago driven by higher brokerage and clearing expense.

($ millions)	4Q 2020	4Q 2019

Net Revenues	$1,100	$1,356
Asset management	$869	$736
Investments	$256	$670
Other	$(25)	$(50)

Total Expenses	$904	$909
Compensation	$530	$581
Non-compensation	$374	$328

Full Year Results
Institutional Securities
Institutional Securities reported net revenues of $25.9 billion compared with $20.4 billion a year ago.  Pre-tax income was $9.2 billion compared with $5.5 billion in the prior year.8

Investment Banking revenues up 26% from a year ago:

•	Advisory revenues decreased from a year ago due to fewer large completed M&A transactions.

•	Equity underwriting revenues increased 81% from a year ago driven by growth in blocks, IPOs and follow-on offerings as clients continued to access capital markets.

•
Fixed income underwriting revenues increased from a year ago on higher investment and non-investment grade bond issuances driven by elevated volumes as clients accessed capital markets, partially offset by lower investment grade loan issuances.

Sales and Trading net revenues up 37% from a year ago:

•	Equity sales and trading net revenues increased 22% from a year ago reflecting strong performance across products and geographies driven by increased client activity.

•
Fixed Income sales and trading net revenues increased 59% from a year ago reflecting strong performance across businesses benefitting from strong client engagement and market volatility, with notable strength in foreign exchange and credit products.

•
Other sales and trading net revenues increased from a year ago primarily driven by gains on economic hedges associated with corporate lending activity, partially offset by lower rates on liquidity investments.

Investments and Other:

•	Revenues decreased from a year ago reflecting lower mark-to-market gains on investments.

•	Other revenues decreased from a year ago due to mark-to-market losses on corporate loans held for sale and an increase in the provision for credit losses on loans held for investment.

Total Expenses:

•	Compensation expense increased from a year ago driven by higher discretionary compensation expense as a result of higher revenues.

•	Non-compensation expenses increased from a year ago driven by higher volume related expenses and an increase in the provision for credit losses on unfunded lending commitments.

($ millions)	FY 2020	FY 2019

Net Revenues	$25,948	$20,386

Investment Banking	$7,204	$5,734
Advisory	$2,008	$2,116
Equity underwriting	$3,092	$1,708
Fixed income underwriting	$2,104	$1,910

Sales and Trading	$18,792	$13,695
Equity	$9,801	$8,056
Fixed Income	$8,824	$5,546
Other	$167	$93

Investments and Other	$(48)	$957
Investments	$166	$325
Other	$(214)	$632

Total Expenses	$16,797	$14,896
Compensation	$8,342	$7,433
Non-compensation	$8,455	$7,463

Wealth Management

Wealth Management reported net revenues of $19.1 billion compared with $17.7 billion a year ago.  Pre-tax income of $4.4 billion resulted in a pre-tax margin of 23.0%7,8 or 24.2% excluding the impact of integration-related expenses.5

Net revenues up 7% from a year ago:

•	Asset management revenues increased from a year ago on higher asset levels driven by market appreciation and record fee-based flows.

•
Transactional revenues[14] increased from a year ago primarily driven by an increase in commissions on higher client activity, gains on investments associated with certain employee deferred compensation plans, and incremental revenues in the fourth quarter as a result of the E*TRADE acquisition.

•
Net interest income decreased from a year ago primarily driven by the impact of lower interest rates, partially offset by increases due to higher deposits and bank lending as well as incremental NII as a result of the E*TRADE acquisition.

Total Expenses:

•
Compensation expense increased from a year ago primarily driven by higher compensable revenues, incremental compensation as a result of the E*TRADE acquisition and integration-related expenses,[5] as well as increases in the fair value of deferred compensation plan referenced investments.

($ millions)	FY 2020	FY 2019

Net Revenues	$19,055	$17,737
Asset management	$10,955	$10,199
Transactional[14]	$3,694	$2,969
Net interest	$4,022	$4,222
Other	$384	$347

Total Expenses	$14,668	$12,905
Compensation	$10,970	$9,774
Non-compensation	$3,698	$3,131

•
Non-compensation expenses increased from a year ago primarily driven by incremental operating and other expenses as a result of the E*TRADE acquisition, integration-related expenses,[5] and a regulatory charge, partially offset by lower marketing and business development expenses.

Investment Management

Investment Management net revenues were essentially unchanged from a year ago.  Pre-tax income was $870 million compared with $985 million in the prior year.8

Net revenues:

•	Asset management revenues increased from a year ago driven by record AUM, reflecting strong investment performance and positive net flows.

•	Investments revenues decreased from a year ago driven by lower accrued carried interest.

Total Expenses:

•	Compensation expense decreased from a year ago principally due to a decrease in carried interest.

•	Non-compensation expenses increased from a year ago driven by higher brokerage and clearing costs.

($ millions)	FY 2020	FY 2019

Net Revenues	$3,734	$3,763
Asset management	$3,013	$2,629
Investments	$808	$1,213
Other	$(87)	$(79)

Total Expenses	$2,864	$2,778
Compensation	$1,542	$1,630
Non-compensation	$1,322	$1,148

Other Matters

•	The Firm’s Board of Directors authorized the repurchase of outstanding common stock of up to $10 billion in 2021.

•	The Board of Directors declared a $0.35 quarterly dividend per share, payable on February 12, 2021 to common shareholders of record on January 29, 2021.

•
The Firm’s provision for credit losses on loans and lending commitments was $5 million for the fourth quarter of 2020, compared with $57 million for the fourth quarter of 2019 and $111 million for the third quarter of 2020.  The allowance for credit losses on loans and lending commitments was $1.2 billion as of December 31, 2020, a decrease of approximately $29 million from September 30, 2020 and an increase of approximately $641 million from December 31, 2019.

	4Q 2020	4Q 2019	FY 2020	FY 2019
Common Stock Repurchases
Repurchases ($MM)	NA	$1,500	$1,347	$5,360
Number of Shares (MM)	NA	31	29	121
Average Price	NA	$48.49	$46.01	$44.23
Period End Shares (MM)	1,810	1,594	1,810	1,594
Tax Rate	23.0%	15.7%	22.5%	18.3%
Capital[15]
Standardized Approach
CET1 capital[16]	17.4%	16.4%
Tier 1 capital[16]	19.4%	18.6%
Advanced Approach
CET1 capital[16]	17.7%	16.9%
Tier 1 capital[16]	19.8%	19.2%
Leverage-based capital
Tier 1 leverage[17]	8.4%	8.3%
SLR[18]	7.4%	6.4%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. All such forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining required regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the acquisition, including the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period, (ii) the ability of Morgan Stanley and Eaton Vance to integrate the business successfully and to achieve anticipated synergies, risks and costs, (iii) potential litigation relating to the proposed transaction that could be instituted against Morgan Stanley, Eaton Vance or their respective directors, (iv) the risk that disruptions from the proposed transaction will harm Morgan Stanley’s and Eaton Vance’s business, including current plans and operations, (v) the ability of Morgan Stanley or Eaton Vance to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the acquisition, (vii) continued availability of capital and financing and rating agency actions, (viii) legislative, regulatory and economic developments, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the acquisition that could affect Morgan Stanley’s and/or Eaton Vance’s financial performance, (x) certain restrictions during the pendency of the acquisition that may impact Morgan Stanley’s or Eaton Vance’s ability to pursue certain business opportunities or strategic transactions, (xi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Morgan Stanley’s or Eaton Vance’s management’s response to any of the aforementioned factors, (xii) dilution caused by Morgan Stanley’s issuance of additional shares of its common stock in connection with the proposed transaction, (xiii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (xiv) those risks described in Item 1A of Morgan Stanley’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K, (xv) those risks described in Item 1A of Eaton Vance’s most recently filed Annual Report on Form 10-K and any subsequent reports on Forms 10-Q and 8-K and (xvi) those risks that are described in the registration statement on Form S-4 available from the sources indicated above. These risks, as well as other risks associated with the proposed acquisition, are more fully discussed in the registration statement on Form S-4, as amended, filed with the SEC in connection with the proposed acquisition. While the list of factors presented here is, and the list of factors presented in the registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Morgan Stanley’s or Eaton Vance’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Morgan Stanley nor Eaton Vance assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

1 Includes preferred dividends related to the calculation of earnings per share for the fourth quarter of 2020 and 2019 of approximately $119 million and $154 million, respectively. Includes preferred dividends related to the calculation of earnings per share for the years ended 2020 and 2019 of approximately $496 million and $530 million, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, investors, analysts and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 Return on average tangible common equity and return on average tangible common equity excluding integration-related expenses are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average tangible common equity represents full year net income or annualized net income applicable for the quarter applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

5 The Firm’s fourth quarter results include $231 million of integration-related expenses on a pre-tax basis ($189 million after-tax) as a result of the E*TRADE acquisition.  Total non-interest expenses include $151 million in compensation expense and $80 million in non-compensation expense.

6 The Firm expense efficiency ratio of 70.1% represents total non-interest expenses as a percentage of net revenues.  The Firm expense efficiency ratio excluding integration-related expenses of 69.6% represents total non-interest expenses adjusted for integration-related expenses as a percentage of net revenues. The Firm expense efficiency ratio excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

7 Pre-tax margin represents income before taxes divided by net revenues.  Wealth Management pre-tax margin excluding the integration-related expenses represents income before taxes less those expenses divided by net revenues.  Wealth Management pre-tax margin excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

8 Pre-tax income represents income before taxes.

9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

10 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees and exclude institutional cash management related activity.

11 Wealth Management net new assets represents client inflows (including dividend and interest) less client outflows (excluding activity from business combinations/divestitures and impact of fees and commissions).

12 AUM is defined as assets under management or supervision.

13 Long-term net flows include the Equity, Fixed Income and Alternative/Other asset classes and exclude the Liquidity asset class.

14 Transactional revenues include investment banking, trading, and commissions and fee revenues. Transactional revenues excluding the impact of mark-to-market gains on investments associated with employee deferred cash-based compensation plans is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

15 Capital ratios are estimates as of the press release date, January 20, 2021.

16 CET1 capital is defined as Common Equity Tier 1 capital.  The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Form 10-Q for the period ended September 30, 2020 and in the Firm's 2019 Form 10‐K.

17 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

18 SLR is defined as supplementary leverage ratio.  The Firm’s SLR utilizes a Tier 1 capital numerator of approximately $88.1 billion and $73.4 billion, and supplementary leverage exposure denominator of approximately $1.19 trillion and $1.16 trillion, for the fourth quarter of 2020 and 2019, respectively.  Based on a Federal Reserve interim final rule in effect until March 31, 2021, our SLR and supplementary leverage exposure as of December 31, 2020 reflect the exclusion of U.S. Treasury securities and deposits at Federal Reserve Banks.  The exclusion of these assets had the effect of increasing our SLR by 0.8% as of December 31, 2020.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019	Change
Revenues:
Investment banking	$2,435	$1,826	$1,696	33%	44%	$7,674	$6,163	25%
Trading	3,161	3,092	2,314	2%	37%	13,992	11,095	26%
Investments	327	346	739	(5%)	(56%)	986	1,540	(36%)
Commissions and fees	1,352	1,037	984	30%	37%	4,851	3,919	24%
Asset management	3,926	3,664	3,451	7%	14%	14,272	13,083	9%
Other	568	206	240	176%	137%	110	925	(88%)
Total non-interest revenues	11,769	10,171	9,424	16%	25%	41,885	36,725	14%

Interest income	2,245	2,056	3,952	9%	(43%)	10,162	17,098	(41%)
Interest expense	374	570	2,519	(34%)	(85%)	3,849	12,404	(69%)
Net interest	1,871	1,486	1,433	26%	31%	6,313	4,694	34%
Net revenues	13,640	11,657	10,857	17%	26%	48,198	41,419	16%

Non-interest expenses:
Compensation and benefits	5,450	5,086	5,228	7%	4%	20,854	18,837	11%

Non-compensation expenses:
Brokerage, clearing and exchange fees	776	697	633	11%	23%	2,929	2,493	17%
Information processing and communications	697	616	567	13%	23%	2,465	2,194	12%
Professional services	679	542	555	25%	22%	2,205	2,137	3%
Occupancy and equipment	456	373	375	22%	22%	1,559	1,428	9%
Marketing and business development	161	78	200	106%	(20%)	434	660	(34%)
Other	991	778	566	27%	75%	3,334	2,369	41%
Total non-compensation expenses	3,760	3,084	2,896	22%	30%	12,926	11,281	15%

Total non-interest expenses	9,210	8,170	8,124	13%	13%	33,780	30,118	12%

Income before provision for income taxes	4,430	3,487	2,733	27%	62%	14,418	11,301	28%
Provision for income taxes	1,018	736	428	38%	138%	3,239	2,064	57%
Net income	$3,412	$2,751	$2,305	24%	48%	$11,179	$9,237	21%
Net income applicable to nonredeemable noncontrolling interests	27	34	66	(21%)	(59%)	183	195	(6%)
Net income applicable to Morgan Stanley	3,385	2,717	2,239	25%	51%	10,996	9,042	22%
Preferred stock dividend	119	120	154	(1%)	(23%)	496	530	(6%)
Earnings applicable to Morgan Stanley common shareholders	$3,266	$2,597	$2,085	26%	57%	$10,500	$8,512	23%

The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019	Change

Financial Metrics:

Earnings per basic share	$1.84	$1.68	$1.33	10%	38%	$6.55	$5.26	25%
Earnings per diluted share	$1.81	$1.66	$1.30	9%	39%	$6.46	$5.19	24%

Return on average common equity	14.7%	13.2%	11.3%			13.1%	11.7%
Return on average tangible common equity	17.7%	15.0%	13.0%			15.2%	13.4%

Book value per common share	$51.13	$50.67	$45.82			$51.13	$45.82
Tangible book value per common share	$41.95	$44.81	$40.01			$41.95	$40.01

Excluding integration-related expenses
Adjusted earnings per diluted share	$1.92	$1.66	$1.30	16%	48%	$6.58	$5.19	27%
Adjusted return on average common equity	15.6%	13.2%	11.3%			13.3%	11.7%
Adjusted return on average tangible common equity	18.7%	15.0%	13.0%			15.4%	13.4%

Financial Ratios:

Pre-tax profit margin	32%	30%	25%			30%	27%
Compensation and benefits as a % of net revenues	40%	44%	48%			43%	45%
Non-compensation expenses as a % of net revenues	28%	26%	27%			27%	27%
Firm expense efficiency ratio	68%	70%	75%			70%	73%
Firm expense efficiency ratio excluding integration-related expenses	66%	70%	75%			70%	73%
Effective tax rate	23.0%	21.1%	15.7%			22.5%	18.3%

Statistical Data:

Period end common shares outstanding (millions)	1,810	1,576	1,594	15%	14%
Average common shares outstanding (millions)
Basic	1,774	1,542	1,573	15%	13%	1,603	1,617	(1%)
Diluted	1,802	1,566	1,602	15%	12%	1,624	1,640	(1%)

Worldwide employees	68,097	63,051	60,431	8%	13%

Notes:
-	The Firm’s fourth quarter results include $231 million of integration-related expenses on a pre-tax basis ($189 million after-tax) as a result of the E*TRADE acquisition. Total non-interest expenses include $151 million in compensation expense and $80 million in non-compensation expense.

-	The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.